Exhibit 10.16
Separation and Release Agreement
January 13, 2023
This Separation and Release Agreement (this “Agreement”) is entered into as of the date first set forth above by and among Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Parent”), Perimeter Solutions LP, a Delaware limited partnership (the “Company”), and Ernest Kremling (the “Executive”).

WHEREAS, Executive has been employed by the Company as its Chief Operating Officer pursuant to that certain Employment Agreement, dated October 1, 2021 (the “Employment Agreement”), pursuant to which, among other things, (i) the Company agreed to make certain severance payments upon certain types of terminations; and (ii) the Executive agreed to certain non-compete, non-solicit and non- disclosure covenants;

WHEREAS, the Parent and Executive entered into that certain Letter Agreement, dated June 15, 2021 (the “Letter Agreement”), pursuant to which, among other things, the Executive agreed to certain non-compete, non-solicit and non-disclosure covenants;

WHEREAS, the parties have mutually agreed that the Executive’s employment with the Company and its Affiliates will terminate effective as of January 13, 2023 (the “Separation Date”), and that the Company shall provide Executive with the severance payments that are described in Section 6(b) of the Employment Agreement;

WHEREAS, in light of Executive’s service with the Company and its Affiliates through the Separation Date and certain additional covenants of the Executive set forth in this Agreement, the Parent desires to adjust certain vesting and exercisability provisions under the Option Agreement; and

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements following the termination of the Executive’s employment with the Company and payments and benefits to the Executive as a result of such termination.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Separation Date; Effect of Separation.
a.Executive’s employment with the Company and any of its Affiliates (as defined in the Employment Agreement) shall terminate effective as of the Separation Date and the Executive shall therefore be relieved of all of his duties, responsibilities, and authorities for the Company and is Affiliates effective as of the Separation Date. Prior to the Separation Date, Executive shall perform such duties as may be reasonably requested by the Company or Parent to help facilitate a smooth transition following such termination.
b.Effective as of the Separation Date, the Executive shall resign, and does hereby resign, from all other positions, if any, Executive held with the Company and its Affiliates. As of the Separation Date, the Executive shall also experience an involuntary separation from service from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).

2.Termination of Employment Agreement; Continuing Obligations; Non-Disparagement.

a.The Executive acknowledges and agrees that the Employment Agreement will terminate without further action of the parties effective as of the Separation Date and that, therefore, as of that date, the Company and its Affiliates will have no further liabilities, obligations, or duties to the Executive, and the Executive forfeits all remaining rights and benefits, under the Employment Agreement, except as provided in this Agreement. Notwithstanding the previous sentence, the Executive further acknowledges and agrees that all of the post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under Sections 6 (Severance Payments) (without duplication to the separation benefits set forth in Section 3 of this Agreement), 7 (Non-Competition; Non-Solicitation), 8 (Nondisclosure of Proprietary Information), 9 (Injunctive Relief), 10 (Whistleblower Protections), 11 (Survival), 12 (Binding on Successors), 13 (Governing Law), 14 (Validity), 15 (Notices), 19 (No Inconsistent Actions), 20 (Arbitration) of the Employment Agreement, shall continue in full force and effect according to their terms notwithstanding the termination of the Executive’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement (the “Continuing Employment Agreement Obligations”).
b.The Executive acknowledges and agrees that nothing in this Agreement shall in any way limit the covenants of the Executive set forth in the Letter Agreement, including without limitation under Sections 2 (Covenant Not to Compete), 3 (Non-Solicitation and No Hire), and 4 (Covenant of Confidentiality), which shall continue in full force and effect according to their terms notwithstanding the termination of the Executive’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement (the “Continuing Letter Agreement Obligations”).
c.The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Parent or any of its Affiliates or their businesses, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future (together with the Continuing Employment Agreement Obligations and Continuing Letter Agreement Obligations, the “Continuing Obligations”). This Section 2(c) does not in any way restrict or impede the Employee from exercising protected rights, including those described in Section 10 (Whistleblower Protections) of the Employment Agreement, to the extent that such rights cannot be waived by agreement. This Section 2(c) also does not prevent the Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Company in accordance with the notice provisions of the Employment Agreement.
d.The Executive acknowledges and agrees that Executive has fully complied with such Continuing Obligations at all times before Executive signs this Agreement and that Executive intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.
3.Separation Benefits.

a.Accrued Obligations. In accordance with Section 6(a) of the Employment Agreement, the Company shall pay the Executive any unpaid Annual Base Salary (as defined in the Employment Agreement) that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days (the “Accrued Obligations”). The Accrued Obligations shall be paid in accordance with the Company’s regular payroll practices.

b.COBRA. In accordance with Section 6(a) of the Employment Agreement, if the Executive elects to continue health plan coverage in accordance with the requirements of applicable law (e.g., COBRA coverage), at the applicable monthly cost charged for such coverage, the Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law.
c.Severance Payments. As described in Section 6(b) of the Employment Agreement, the Company shall pay to the Executive, an amount equal to the sum of (the “Severance Amount”):
i.$368,750 (representing 1.25 times the Executive’s Annual Base Salary),
ii.$10,000 (representing 1.0 times the Executive’s target bonus for the fiscal year in which the Separation Date falls), and
iii.$38,656 (representing 15.0 times the Monthly COBRA Continuation Coverage Rate (as defined in the Employment Agreement but excluding any deduction) determined as of the Separation Date for the Executive’s applicable health and welfare plan coverages as in effect on such date, and make payments for the Monthly COBRA Continuation Coverage on time to the Vendor managing the program. All amounts paid for COBRA Medical benefits will be reported in accordance with applicable tax reporting on the W2.
The Severance Amount shall be payable in substantially equal installments over the 15- month period following the later of the Separation Date and Effective Date (as defined below), commencing no later than thirty (30) days following such date and in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, and in accordance with Section 6(d) of the Employment Agreement, in the event that any portion of the amount payable under this Section 3(c) shall be treated as deferred compensation subject to Code Section 409A, that portion (and only that portion) which would otherwise have been paid prior to the six (6) month anniversary of the Separation Date shall not be paid until the 181st day following the Separation Date.
4.Return of Property. By the Separation Date, the Employee must return all property of the Parent or any of its Affiliates, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other property of the Parent or its Affiliates in the Executive’s possession. Executive further acknowledges and agrees that Executive no longer has access to and does not claim ownership of any of the cloud storage or social media accounts of the Parent or its Affiliates.
5.Release of Claims. In consideration of the performance by the Parent and the Company of their obligations under the Employment Agreement and this Agreement, the Executive hereby releases and forever discharges as of the date hereof the Parent, the Company and their respective Affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Parent, Company and their respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided in this Section 5 (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
a.Executive understands that any payments or benefits paid or granted to Executive under Section 3 of this Agreement (other than the Accrued Obligations) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which Executive was already entitled. Executive understands and agree that Executive will not receive certain of the payments and benefits specified in Section 6 of the Agreement (other than the Accrued Obligations) unless Executive executes this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
b.Except as provided in Sections 5(d) and 5(e) below and except for the provisions of the Agreement which expressly survive the termination of Executive’s employment with the Company, Executive knowingly and voluntarily (for Executive, Executive’s heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive, Executive’s spouse, or any of Executive’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with Executive’s employment with or service for, or Executive’s separation or termination from, the Company, Parent or their affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; Texas Labor Code Chapter 21 (Chapter 21); any amendments or implementing regulations of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance that may be legally waived and released; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company, Parent or their affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, the identification of specific statutes or laws in this Section 5(b) is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner.
c.Executive represents that Executive has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 5(b) above.
d.Executive agrees that this General Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date Executive executes this General Release. Executive acknowledges and agrees that Executive’s separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
e.Executive hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, including with the Equal Employment Opportunity Commission (“EEOC”); provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such EEOC charge or investigation or proceeding. Additionally, Executive is not waiving (i) any right to the Accrued Obligations or any severance benefits to which Executive is entitled under the Agreement or (ii) any claim relating to any right of indemnification under the Company’s organizational documents or otherwise.
f.In signing this General Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive expressly consents that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. Executive further agrees that in the event Executive should bring a Claim seeking damages against the Company, or in the event Executive should seek to recover against the Company in any Claim brought by a governmental agency on Executive’s behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. Executive further agrees that Executive is not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.
g.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Executive of any improper or unlawful conduct.
h.Executive agrees that if Executive violates this General Release by suing the Company or the other Released Parties, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
i.Executive represents that Executive is not aware of any claim by Executive other than the claims that are released by this General Release. Executive acknowledges that Executive may hereafter discover claims or facts in addition to or different than those which Executive now knows or believes to exist with respect to the subject matter of the release set forth in Section 5(b) above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and Executive’s decision to enter into it.
j.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
k.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
l.BY SIGNING THIS AGREEMENT AND AGREEING TO THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

i.EXECUTIVE HAS READ IT CAREFULLY;

ii.EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
iii.EXECUTIVE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;
iv.EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF EXECUTIVE’S OWN VOLITION;
v.EXECUTIVE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF EXECUTIVE’S RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE EXECUTIVE’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT EXECUTIVE’S REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
vi.EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
vii.EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EXECUTIVE WITH RESPECT TO IT; AND
viii.EXECUTIVE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.
6.Miscellaneous Provisions.
a.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Parent, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
b.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of Delaware.
c.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
d.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.
e.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and duly appointed officer of the Company. By an instrument in writing similarly executed, the Executive or the Company or Parent may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
f.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
g.Arbitration. Except as expressly provided elsewhere in this Agreement, any dispute arising out of, relating to, or having any connection with, this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other extra-contractual or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules; provided, however, that nothing in this Section 6(g) shall prohibit: (i) a party from instituting litigation to enforce any final award in any court of competent jurisdiction; or (ii) the Company from seeking a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the Continuing Obligations and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. The seat of the arbitration shall be in St. Louis, Missouri. The language of the arbitration shall be English. The parties undertake to carry out any award of the tribunal without delay, and waive their right to refer any question of law and any right of appeal on the law or merits to a court of law or other judicial authority, insofar as such waiver may be validly made. The parties agree that an arbitral tribunal appointed under this Agreement may exercise jurisdiction with respect to this Agreement and any amendments or exhibits or schedules hereto (except as otherwise expressly provided therein), and that any disputes involving more than one of such agreements, exhibits or schedules shall proceed as a consolidated arbitration in accordance with Article 10 of the ICC Rules. The arbitrator selected pursuant to this Section 6(g) shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and, if the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration and the enforcement of its rights under this Agreement.
h.Tax Treatment; Right to Consult a Tax Advisor. The payments and benefits provided under this Agreement are intended to be exempt from Section 409A and this Agreement shall be interpreted and administered in a manner consistent with that intent. Notwithstanding any contrary provision in this Agreement, the Individual shall be solely responsible for any risk that the tax treatment of the benefits under by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on them, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Individual has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

i.Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Executive first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and delivering it to the attention of the General Counsel of the Company.
j.Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Executive shall have a period of seven days to reconsider and revoke his acceptance of this Agreement in his discretion (the “Revocation Period”). If the Executive chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company’s Chief Executive Officer and General Counsel on or before the seventh day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Executive shall not receive the separation benefits set forth in Sections 3(c) and 3(d) of this Agreement.
k.Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Executive signs it (the “Effective Date”), provided that the Executive signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PERIMETER SOLUTIONS S.A.

By:	/s/ Edward Goldberg
Name:	Edward Goldberg
Title:	Chief Executive Officer and Director

PERIMETER SOLUTIONS LP

By:	/s/ Edward Goldberg
Name:	Edward Goldberg
Title:	Chief Executive Officer and Director

EXECUTIVE

By:	/s/ Ernest Kremling
Name:	Ernest Kremling

[Signature Page to Separation and Release Agreement]